Exhibit 99.2

Second Quarter 2003 Conference Call Script

August 7, 2003

Operator:

Ladies and gentlemen, welcome to the Foster Wheeler Ltd. second-quarter earnings conference call.

(Operator instructions to participants.)

I would now like to turn the call over to Richard Tauberman, who currently leads the company’s communications team. Please begin, sir.

Richard Tauberman:

Thank you, operator.

Good morning everyone, and thank you for joining us today. Our news release announcing our second-quarter 2003 results was issued early this morning. We hope that you have had an opportunity to see it. The news release has also been posted to our Web site at www.fwc.com. In addition, we plan to file our second-quarter 2003 Form 10-Q today with the Securities and Exchange Commission.

Before turning to the discussion of our financial results, let me remind you that any comments made today about future operating results or other future events are forward-looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ substantially from such forward-looking statements. A discussion of factors that could cause actual results to vary is contained in Foster Wheeler’s annual and quarterly reports filed with the SEC.

On July 15, 2003, Foster Wheeler filed documents with the Securities and Exchange Commission related to the company’s proposed debt exchanges and we are in a “quiet period.” On the advice of counsel, we will not be opening up the call to questions. We intend to resume our regular Q&A sessions at the appropriate time.

I’d like to introduce Ray Milchovich, Chairman, President and CEO of the company and Ken Hiltz, CFO, who will provide commentary on the quarter.

Ray Milchovich:

Thank you, Richard, good morning every one and thank you for joining us.

First off I want to say that I appreciate your understanding that due to our quiet period and the advice of counsel, our conference call today will not have the normal question and answer session. We have attempted in our prepared remarks to answer some of the questions that you might have asked.

When I spoke with you at the end of the first quarter, I stated that our results for that period provided some initial evidence that we were making progress toward our key operational goals. Our program to establish more predictable and higher performing project operations, along with our cost cutting initiatives continued to yield positive results in the second quarter.

Our European businesses and our North American power business posted second-quarter earnings at or above plan and last year’s performance. Orders for both our E&C and Energy groups increased from the second quarter of 2002, when the numbers from our environmental business are excluded.

•	Foster Wheeler Energy Limited of the UK booked a $90 million contract for a clean fuels project for New Zealand Refining Company to be executed by Foster Wheeler Thailand. This builds on the experience and leadership of our U.K. and Italian business units in undertaking clean fuels projects in Europe.

•	During the quarter, we announced that Foster Wheeler Energy Limited was awarded a five-year Long Term agreement from ExxonMobil for project work upgrading facilities throughout Europe. We booked the first piece of business for a UK project in the first quarter and are currently working in Continental Europe for ExxonMobil on three projects for which we are awaiting full release.

•	Our UK business unit was appointed project management contractor by China National Offshore Oil Corporation and Shell Petrochemicals for the implementation phase of a world-scale, $4.3 billion petrochemicals project in Guangdong Province. The work on this project is as part of a consortium with Bechtel and China’s Sinopec Engineering. The initial scope of our work is estimated at $14 million.

•	Our Spanish E&C group was awarded a total of $58 million in contracts for hydrotreater revamps for facilities in Spain. We also recorded $39 million in bookings in our UK E&C group, covering new projects and increased work in the Middle East and Africa at oil & gas and refinery facilities.

•	Among the bookings for Foster Wheeler Iberia’s Energy Division during the quarter was $21 million with Endesa, Spain’s largest utility, to upgrade four steam-generating units at the As Pontes power plant.

•	While the North American power market remains challenging, we continue to see a steady level of bookings and opportunities in the maintenance and service sectors of the business. Thanks to our strength in these businesses as well as our operational and cost initiatives, we remain on track to report our first profitable year in the last four in our North American power business unit.

•	We booked $57 million for Selective Catalytic Reduction installations under existing business alliances with major U.S. utilities. Our North American Power Group is a leader in enabling U.S. utilities to meet the 2004 NOx reduction regulations established by the EPA.

•	Expanding on the relationship our UK E&C business has at Nanhai Petrochemicals, our North American Power business unit entered into an agreement to supply a single heat recovery steam generator with a selective catalytic reduction system for Nanhai’s project in Guangdong Province, China.

•	Our European power business continues to distinguish itself as a market leader with such highlights as the award of front-end work for a project utilizing the next generation supercritical once-through circulating fluidized-bed technology. The potential scope of the full project could approximate $150 million and notice to proceed could follow in the fourth quarter.

While the business environment remains challenging due to global economic conditions, our markets are showing initial signs of renewed activity. A more optimistic outlook in the industries we serve, improving financial markets and growing geopolitical stability are resulting in pick-up in business opportunities around the world. We are seeing movement on projects previously delayed by economic uncertainty and concerns about Iraq and SARS.

As I have stated repeatedly, we believe the operations of Foster Wheeler have significant upside. However, this upside will only be achieved when the balance sheet is restructured to properly support the business. Our second-quarter operating results would indicate that our performance improvement initiatives are gaining traction and beginning to capture some of the upside potential. We’re also beginning to see a level of momentum in booking new contracts.

Now I’d like to turn the call over to Ken to review the quarter.

Ken Hiltz:

Thank you, Ray. Good morning.

New orders booked during the quarter were $647 million, up 21% from $533 million in the second quarter of last year, excluding $115 million related to the environmental business that was sold in the first quarter of 2003.

Our backlog was $3.3 billion at the end of the quarter, compared to $3.9 billion at the end of the second quarter of 2002, excluding the $1.8 billion related to environmental. Although contract levels have not been as high as we have seen in recent years, resulting in a declining backlog, we are still gaining quality business.

In our E&C group, new orders booked during the quarter were $460 million compared to $397 million a year ago, excluding the environmental orders. The 16% increase in new business was fueled by growth in both the UK and Continental Europe. A $90 million clean fuels contract, a $71 million pharma contract and a $58 million refinery revamp contract led the business booked in the quarter.

Backlog for the group at the end of the quarter was $2.2 billion, down from $2.6 billion at the end of last year’s second quarter excluding the $1.8 billion environmental backlog. The remaining decrease was primarily due to delays in new project awards to later in 2003 and early 2004.

In our Energy Group, new orders during the second quarter were $188 million, a 36% increase over the $138 million booked in the second quarter last year, with increases occurring in both the North American and European groups. Notable new business for the quarter included a $57 million Selective Catalytic Reduction installation in the U.S. and a $21 million modification of a pulverized-coal unit in Spain.

Backlog at the end of the quarter for the Group was $1.2 billion, compared to $1.4 billion at the end of last year’s second quarter. Backlog increased in the European power operating units but was more than offset by declines in North American power. The backlog decrease in North America was primarily due to several major Heat Recovery Steam Generators and Selective Catalytic Reduction contracts that were booked during 2001 and executed in 2002. In addition, 2002 included a major engineering, construction and procurement power project that was booked and largely executed during the year.

For the second quarter of 2003, we reported revenues of $936 million, an increase of 6% over $885 million last year, excluding the environmental revenues. Growth in the European operations more than offset declines in the U.S. operations.

Revenues for the quarter in E&C were $529 million, an increase of 9% compared to $486 million last year, excluding environmental revenues. This was driven mainly by increases in the UK. EBITDA was $12 million this quarter, compared to a loss of $10 million for the same period last year, mainly due to improvements in Continental Europe.

Revenues in the second quarter for the Energy Group were $409 million, essentially flat with $412 million in 2002 as improvements in Europe offset the U.S. power operations decline. EBITDA for the group in the second quarter was $27 million, compared to a loss of $8 million last year. Operations in Europe continue to improve on revenue growth while the U.S. business is benefiting from cost reductions and better execution on existing projects.

We recorded a net loss for the quarter of $29 million, which included net pre-tax charges of $42 million, compared to a net loss in last year’s quarter of $86 million, which included net pre-tax charges of $89 million. This quarter’s pre-tax charges were comprised of the following items:

•	$22 million of the charges relate to revisions to project cost estimates and related receivable reserves on four North American projects. Of the $22 million, $8 million relates to reserves recorded on two government contracts that were retained from the environmental sale, $7 million related to a Canadian fired heater contract and $7 million for an anticipated loss on a now-completed project currently in litigation.

•	A gain of $2.5 million was recorded in settlement of a dispute and corresponding claim from a client. Cash proceeds of $23 million were received in July and will be recorded in the third quarter.

•	In addition, $22 million of planned pre-tax expenses were incurred this quarter for professional fees, severance, pension curtailment and other expenses related to the company’s ongoing restructuring. These costs will continue in the future, although the exact amounts are uncertain. Our goal is to complete the restructuring by early 2004.

In terms of domestic liquidity, as expected, cash balances declined during the quarter from $473 million to $419 million of which $342 million was held by our non-U.S. subsidiaries. The decline was primarily due to the timing of cash flows on certain domestic projects combined with planned, but significant levels of restructuring-related spending. This trend is forecasted to continue over the next several quarters and is expected to make domestic liquidity more challenging in the fourth quarter. We are addressing this issue by seeking to repatriate additional funds from our non-U.S. subsidiaries and/or successfully completing a major asset monetization. We are subject to legal and contractual restrictions on our ability to repatriate much of our non-U.S. cash. In certain instances, we must obtain third party consents and we are currently working to modify certain contractual restrictions.

On July 15, 2003, the company filed a Form S-4 with the Securities and Exchange Commission which outlined the terms of the company’s exchange offer for certain of its securities as well as its overall restructuring strategy. The company intends that this strategy will enable it to significantly reduce its debt levels and improve its overall financial condition. The company is currently in a quiet period awaiting comment from the SEC on the offer. Interested parties are encouraged to refer to the S-4 for particulars on the restructuring strategy during this quiet period. In anticipation of the exchange offer, the company requested and received the necessary amendments to its Senior Credit Facility to enable it to proceed with the restructuring strategy.

With regard to asbestos, during the quarter we received 20,500 new claims and resolved 1,700. At quarter-end, we had approximately 169,900 claims pending. Asbestos indemnity and defense costs were approximately $25.3 million in the second quarter, substantially all of which is covered by insurance.

As previously reported, our coverage-in-place arrangement for the funding of our asbestos program, which covered 95% of all asbestos related costs, was terminated in June 2001. Since then the number of pending claims has increased because of the delay we have experienced in accessing insurance proceeds. In the second quarter we took an important step in resolving this issue by entering into a settlement agreement with Liberty Mutual Insurance Company. This agreement will provide a significant portion of the funding for asbestos related costs over a 19-year period. In July, we received an initial payment of $6 million. We are continuing to negotiate similar settlements with other insurance companies in our portfolio. As proceeds of insurance policies become available we expect the number of open claims in our portfolio to return to historical levels.

As previously announced, on March 18 we received official notification from the New York Stock Exchange that we were not in compliance with their listing standards. We held discussions with the Exchange and on May 5 we submitted a plan that demonstrated compliance within 18 months from the notification. On July 10, the Exchange accepted our plan for continued listing on the Exchange. We will work with the Exchange to execute our plan to achieve compliance within the 18-month plan period. During the 18-month plan period, Foster Wheeler’s common stock will continue to trade on the Exchange, subject to quarterly monitoring by the Exchange of the company’s execution of its plan.

Richard Tauberman:

Thank you for your attention. As I mentioned at the beginning of the call, due to the “quiet period” we have been advised not to conduct our normal Q&A session. We appreciate your participation today. We look forward to speaking with you over the coming months. Thank you, and good-bye.